Exhibit 10.13

EMPLOYMENT AGREEMENT

This Agreement is made and entered into on the 15 day of October, 2015 by and between Maju Abraham (“Employee”) and Insurance Auto Auctions, Inc. (“Employer”), together with its subsidiaries, (collectively, “the Company”). The Company is an intended third-party beneficiary of this Agreement between Employer and Employee and shall be entitled to enforce its provisions to the same extent as Employer.

RECITALS

Importance of Employee’s Position to Company: Employee acknowledges and agrees that he holds a position of trust and confidence to aid Employer in the development and retention of Company Business and Customers. As a result, Employee has and will develop many valuable relationships on behalf of Employer and have access to Company’s Confidential Information.

Purpose: This Agreement is intended to set forth certain, but not all, terms and conditions of employment between Employee and Employer, including a provision that Employee agrees to abide by the provisions of, and sign, this Agreement. This Agreement provides for certain restrictions on disclosure and for the protection of the Company’s Business, Customers, and Confidential Information. This Agreement provides for a reasonable and necessary period of non-competition and non-solicitation by Employee effective when the employment relationship is terminated by either party, regardless of cause, in order to protect the Company’s Business, goodwill, Customers and Confidential Information, all of which belong to the Company.

Consideration: In consideration for Employee’s signing of this Agreement including signing Exhibit A to Employment Agreement (Restrictive Covenant), and fulfilling the promises herein, Employer will (a) employ Employee and (b) provide a Severance Payment (as defined herein) under certain conditions.

Relationship of the Parties: Employee is an at-will employee of Employer. Nothing in this Agreement changes the existing at-will employment relationship or creates any new or different rights to continued employment or benefits, except to the new Severance Payment described later.

ARTICLE 1
DEFINITIONS

As used in this Agreement, the terms in bold shall have the following meanings:

Business: The Company is engaged in the business of offering salvage auto auction services, focusing on the automotive total-loss industry, providing both sellers and buyers with solutions to process and acquire total-loss, recovered-theft, fleet lease, donation, dealer trade-in, and collision damaged rental vehicles at physical auction locations as well as proprietary Internet venues. The Company’s salvage vehicle auction network includes proprietary Internet venues and numerous physical auction locations across the United States. The Company plans to open additional locations throughout the United States in the future.

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Person means any individual, partnership, corporation, association, limited liability company, joint stock company, trust, joint venture, unincorporated organization, governmental entity, or any department, agency or political subdivision thereof, or an accrediting body.

Customer(s) means the vendor(s), supplier(s) or other Person who creates or provides to Company the products and services sold at auctions as well as the purchasers of such products and/or services at the Company’s auctions. Customer(s) include, but are not limited to, a variety of motor vehicle sellers, including, but not limited to, insurance companies, dealerships, rental car companies, fleet lease companies, as well as purchasers of the products and services at Company auctions, without limitation.

Resignation means the Employee terminates the current employment relationship or withholds his services on behalf of the Company for any reason.
Termination for Cause means Company termination of the Employee’s employment for:
(a)	conviction of a felony or a crime involving moral turpitude;
(b)	misappropriation of anything of value including but not limited to monies, assets or property; or
(c)	any willful action or inaction of the Employee which, in the reasonable opinion of the Company, constitutes dereliction (willful neglect or willful abandonment of assigned duties).
Termination Without Cause means a termination of the Employee’s employment by the Company without Cause as defined herein.

Total Disability means the Employee’s inability, because of illness, injury or other physical or mental incapacity, to perform his duties hereunder (as determined by the Employer in good faith) for a continuous period of one hundred eighty (180) consecutive days, or for a total of one hundred eighty (180) days within any three hundred sixty (360) consecutive day period, in which case such Total Disability shall be deemed to have occurred on the last day of such one hundred eighty (180) day or three hundred sixty (360) day period, as applicable.

Triggering Event. Employee’s employment with Employer shall terminate upon the occurrence of any of the following triggering events:
(a)	Employee’s death;
(b)	Employee’s Total Disability;
(c)	Employee’s Resignation;
(d)	Termination for Cause; or

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(e)	Termination without Cause.
A transfer of Employee to a subsidiary, affiliate or entity within the Insurance Auto Auctions, Inc. family of companies shall not constitute: (i) a termination of employment, (ii) a Triggering Event, or (iii) an entitlement of severance.

ARTICLE 2
SEVERANCE

Right to Severance: The rights of Employee to the Severance Payment shall be as follows:

(a)          Resignation and Termination for Cause. In the event of Employee’s Resignation or a Termination for Cause, the Company will have no obligation to pay severance.

(b)          Death. In the event of Employee’s death, the Company will have no obligation to pay severance.

(c)          Total Disability. In the event of Employee’s Total Disability, the Company will have no obligation to pay severance.

(d)          Termination Without Cause.

(i)          Severance Payment; Release. If the Triggering Event was a Termination Without Cause (including an official reduction in force), in exchange for the Employee’s execution of a full and complete waiver and release of any and all claims against the Company, its parent and affiliated entities, its successors and assigns, and each of their officers, directors, agents, and employees, the Company shall provide to the Employee a “Severance Payment” that includes as severance, an amount equal to three (3) weeks of Employee’s annual base salary for each year of service at the rate in effect as of the Termination Without Cause. However, in no event shall the Severance Payment exceed an amount equal to the Employee’s annual base salary for a one (1) year period. All such severance payments shall be paid to the Employee in accordance with the Company’s normal payroll practices, but in no event, less frequently than twelve (12) equal monthly installments. The Company may accelerate the payments in its sole discretion. The Employee acknowledges and agrees that the Severance Payment provided in this section is in lieu of and exclusive of any other severance and benefits to which Employee may be entitled.

Termination Certificate. Regardless of the basis for termination, upon departure of Employee for any reason other than death, Employee or his personal representative agrees to sign and comply with a Termination Certificate in the form of Exhibit B attached to this Agreement.

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ARTICLE 3
GENERAL PROVISIONS

Assignment. This Agreement shall be assignable and transferrable by the Company to any successor in interest (including by way of merger or sale of the Company). Employee provides express consent to such assignment and agrees to execute a separate acknowledgment of consent to such assignment to the benefit of any successor in interest. This Agreement is not assignable by Employee.

Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be delivered personally or delivered by overnight courier service, to the following addresses, or such other addresses as shall be given by notice delivered hereunder, and shall be deemed to have been given upon delivery, if delivered personally, or one business day after timely delivery to the overnight courier service, if delivered by overnight courier service:
If to the Company:	Insurance Auto Auctions, Inc.
Attention: General Counsel
Two Westbrook Corporate Center, Suite 500
Westchester, IL 60154

If to Employee:	Maju Abraham

Entire Agreement. With the exception of any project-specific confidentiality agreement entered into between the parties hereafter in the course and scope of employment, this Agreement sets forth the entire agreement and understanding between the Company and the Employee relating to the subject matter hereof and supersedes and merges all prior discussions between them. The parties have not relied on any representations, oral or written, which are not set out in this Agreement; and no previous agreement, either oral or written, will have any effect on the terms or provisions of this Agreement.

Amendments and Waivers. No modification, amendment or waiver of any provisions of this Agreement shall be effective unless approved in writing by each of the parties. The Company’s failure at any time to enforce any of the provisions of this Agreement against Employee or other employees of the Company shall in no way be construed as a waiver of such provisions and will not affect the right of the Company to enforce each and every provision in accordance with its terms.

Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of either party shall bind such party and its heirs, legal representatives, successors and assigns and inure to the benefit of the other party hereto and their heirs, legal representatives, successors and assigns to the extent any such assignment was in compliance with this Agreement; provided that, it is expressly understood that all covenants and agreements contained in this Agreement by or on behalf of the Employee shall inure to the benefit of the Company’s legal representatives, successors and assigns in the event of the transfer, merger or sale of the Company, its assets or stock.

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Governing Law. This Agreement and any claims relating to or arising out of Employee’s employment or relationship with the Company shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Illinois without giving effect to the provisions thereof regarding conflict of laws.

Venue and Jurisdiction. The Employee agrees that any suit, action or proceeding relating in any way to this Agreement or Employee’s employment or relationship with the Company, shall be brought and enforced in the Superior Court of Cook County of the State of Illinois or in the District Court of the United States of America for the Northern District of Illinois. Due to Employee’s extensive contacts with the State of Illinois, he submits to the jurisdiction of each such court and waives and agrees not to assert, in connection therewith, any claim that the Employee is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.

Waiver of Jury Trial. In any suit, action or proceeding relating in any way to this Agreement or Employee’s employment relationship with the Company, Employee and Company expressly agrees to waive his right to a trial by jury and expressly agrees to a trial only to the presiding judge and not a jury.

Attorneys’ Fees. Employee expressly agrees to pay the Company for all attorneys’ fees and costs it incurs in responding to any breach or threatened breach of this Agreement.

Severability. If any portion of this Agreement shall be for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect to the fullest extent permitted by the law.

Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which, taken together, shall constitute one and the same Agreement.

Employee Acknowledgement. Employee acknowledges receipt of a copy of this Agreement. Employee has read and understands the obligations under this Agreement and agrees to abide by the promises to the Employer and the Company described in this Agreement. Employee acknowledges that Employee was given an opportunity to ask questions about this Agreement and consult counsel regarding this Agreement before signing this Agreement. Employee specifically understands and acknowledges that Employee’s obligations under this Agreement continue after employment with the Employer ends.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this date.

INSURANCE AUTO AUCTIONS, INC.

By:	/s/ John Kett
Printed:	John Kett
Title:	CEO

EMPLOYEE

/s/ Maju Abraham
Printed:	Maju Abraham

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